Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 Company Reports Third Quarter Earnings

SAN DIEGO, June 29, 2005 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2005 of $65.1 million, an increase of 9.1% over the third quarter last year. Year-to-date net sales were $186.9 million, up 9.5% over the same period last year.

Net income for the third quarter was $6.4 million, up 4.8% compared to the prior year’s quarter. Earnings per share in the third quarter grew by 8.6% to $0.38. Year-to-date net income was $17.3 million, an increase of 3.4% from last year. Through nine months, earnings per share were $1.03, up 6.2% compared to the same period last year.

“We are pleased that our lubricants, hand cleaners, and household products all achieved sales growth in the third quarter,” said Garry O. Ridge, WD-40 Company president and chief executive officer.

While we performed well across the globe in the sales arena, the continuing increases in cost of goods has had a clear impact on the bottom line,” said Ridge. “We implemented a price increase in the third quarter that we thought would offset the rise in cost of goods. However, the increases in cost of goods have been impacting us since the beginning of the year and some have continued to go up even more than expected,” said Ridge.

Cost of goods increases are mainly attributed to rises in steel for cans as well as petroleum products, which impact the ingredients of some of WD-40 Company products, freight and shipping costs, as well as the cost of plastics that are also used in the company’s packaging.

“We had also hoped to see a positive trend in our gross margin, bringing it closer to our historical 50 percent, but that did not happen” Ridge added. “Because of the higher cost of goods, we are not confident that we will see a material increase in our margins through the rest of the fiscal year.”

Fiscal Year Guidance

As a result of the higher costs of goods and current sales trends, WD-40 Company has revised its guidance for the full year. In fiscal year 2005, WD-40 Company now expects sales growth of approximately 8% to $260 - 265 million, net income to remain flat at approximately $25-$26 million, achieving earnings per share of $1.50 - $1.55 based on an estimated 16.8 million shares outstanding.

The board of directors of WD-40 Company declared a regular quarterly dividend on June 28, 2005 of $0.22 per share, payable July 29, 2005, to stockholders of record on July 18, 2005.

The board of directors also announced on June 28, 2005 that Mr. Peter D. Bewley was elected a director of WD-40 Company. Mr. Bewley served as senior vice president, general counsel and corporate secretary of The Clorox Company from 1998 to 2005. He also served as a director and chairman of the audit committee for Access Worldwide Communications Inc. from 1997 to 2001. He worked previously at Novacare, Inc. and Johnson & Johnson.

“We look forward to Mr. Bewley’s wealth of knowledge in the consumer packaged goods industry from his many years of experience at The Clorox Company and Johnson & Johnson,” Ridge said.

Total sales for the quarter were 67% from the Americas, 26% from Europe and 7% from Asia/Pacific. In the Americas, sales for the third quarter were up 7.2% from a year ago.

“We had strong lubricant sales in the Americas during the quarter as well as increases in heavy duty hand cleaners and household products,” Ridge said. “Our investments in innovation have been a major driver within our business, and we have more coming that will have positive impacts across all regions.”

In Europe, sales were up 12.5% for the third quarter.

“We have also had growth in lubricants and household product sales in Europe, and are especially proud of the successes we have created with the 1001 ® brand,” Ridge said.

In the Asia/Pacific region, sales for the quarter were up 14.4 % from last year.

“Sales were up across all product segments in the Asia/Pacific region as well, led by strong growth in lubricants in Asia and the Carpet Fresh ® No Vac product in Australia,” Ridge said.

Global sales of the lubricants WD-40® and 3-IN-ONE Oil® were up 8.7% for the quarter.

“We had a strong quarter across the globe in lubricant sales, and are moving the WD-40 Smart Straw ® and the WD-40 No Mess ® Pen from the commercialization phase to the launch phase,” Ridge said. “We have begun shipping both these products into select global markets during the fourth quarter and will see some results by the end of the year.”

Sales of heavy-duty hand cleaners Lava ® and Solvol ® were up 4.9% for the quarter.

Sales of household products X-14®, Carpet Fresh, 2000 Flushes®, Spot Shot® and 1001 were up 10.2% compared to the previous year’s quarter.

“We had growth in our household products brands in all regions driven by the success of our innovations with 1001 and 2000 Flushes and the two new X-14 products we launched,” Ridge said. “We are very pleased with the off-the-shelf performance numbers we have seen with the X-14 Orange Aerosol product and have more innovations in the pipeline across many of our brands.”

We are also continuing to look for the right acquisition that meets our guidelines for success,” Ridge added.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $242.5 million in fiscal 2004. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impacts of new product introductions and innovations, increases in cost of goods, and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

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WD-40 Company

Consolidated Condensed Statements of Income

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Net sales	$65,149,000	$59,742,000	$186,913,000	$170,763,000
Cost of products sold(1)	33,897,000	28,878,000	95,445,000	81,636,000

Gross profit	31,252,000	30,864,000	91,468,000	89,127,000

Operating expenses:
Selling, general and administrative	15,425,000	14,338,000	47,537,000	42,514,000
Advertising and sales promotion	4,650,000	5,839,000	13,359,000	16,372,000
Amortization of intangible assets	141,000	89,000	418,000	89,000

Income from operations	11,036,000	10,598,000	30,154,000	30,152,000

Other income (expense):
Interest expense, net	(1,350,000)	(1,574,000)	(4,036,000)	(4,880,000)
Other income (expense), net	128,000	(13,000)	459,000	(151,000)

Income before income taxes	9,814,000	9,011,000	26,577,000	25,121,000

Provision for income taxes	3,452,000	2,939,000	9,302,000	8,416,000

Net income	$6,362,000	$6,072,000	$17,275,000	$16,705,000

Earnings per common share:
Basic	$0.38	$0.36	$1.04	$0.99

Diluted	$0.38	$0.35	$1.03	$0.97

Weighted average common shares outstanding, basic	16,671,190	17,019,026	16,612,003	16,938,416

Weighted average common shares outstanding, diluted	16,885,504	17,244,931	16,806,178	17,188,710

Dividends declared per share	$0.22	$0.20	$0.62	$0.60

(1)	Includes cost of products acquired from related party of $9,730,000 and $8,455,000 for the three months ended May 31, 2005 and 2004, respectively; and $27,682,000 and $26,495,000 for the nine months ended May 31, 2005 and 2004, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	May 31, 2005	August 31, 2004
Assets
Current assets:
Cash and cash equivalents	$32,063,000	$29,433,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,538,000 and $1,440,000	36,065,000	40,643,000
Product held at contract packagers	1,873,000	1,975,000
Inventories	7,921,000	6,322,000
Current deferred tax assets, net	3,343,000	2,830,000
Other current assets	5,334,000	3,026,000

Total current assets	86,599,000	84,229,000

Property, plant and equipment, net	7,883,000	7,081,000
Goodwill	95,910,000	95,832,000
Other intangibles, net	43,107,000	43,428,000
Investment in related party	968,000	932,000
Other assets	4,992,000	5,273,000

	$239,459,000	$236,775,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,000,000
Accounts payable	8,680,000	11,910,000
Accounts payable to related party	1,383,000	1,926,000
Accrued liabilities	13,869,000	12,151,000
Accrued payroll and related expenses	3,586,000	3,935,000
Income taxes payable	619,000	2,613,000

Total current liabilities	38,851,000	42,535,000

Long-term debt	64,286,000	75,000,000
Deferred employee benefits and other long-term liabilities	2,020,000	1,969,000
Long-term deferred tax liabilities, net	11,304,000	4,853,000

Total liabilities	116,461,000	124,357,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,209,954 and 17,089,015 shares issued	17,000	17,000
Paid-in capital	52,673,000	49,616,000
Unearned stock-based compensation	(120,000)	—
Retained earnings	83,129,000	76,152,000
Accumulated other comprehensive income	2,325,000	1,659,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	122,998,000	112,418,000

	$239,459,000	$236,775,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Nine Months Ended May 31,
	2005	2004
Cash flows from operating activities:
Net income	$17,275,000	$16,705,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,182,000	1,703,000
Gains on sales and disposals of property and equipment	(13,000)	(68,000)
Deferred income tax expense	5,854,000	2,504,000
Tax benefit from exercise of stock options	354,000	822,000
Equity earnings from related party in excess of distributions received	(37,000)	(168,000)
Stock-based compensation	15,000	130,000
Changes in assets and liabilitie, net of assets and liabilities acquired:
Trade accounts receivable	4,995,000	10,557,000
Product held at contract packagers	101,000	(59,000)
Inventories	(1,530,000)	(1,416,000)
Other assets	(2,351,000)	1,049,000
Accounts payable and accrued expenses	(2,164,000)	(4,238,000)
Accounts payable to related party	(547,000)	(2,461,000)
Income taxes payable	(1,998,000)	(1,800,000)
Deferred employee benefits and other long-term liabilities	112,000	197,000

Net cash provided by operating activities	22,248,000	23,457,000

Cash flows from investing activities:
Acquisition of a business	—	(11,545,000)
Capital expenditures	(1,996,000)	(2,017,000)
Proceeds from sales of property and equipment	92,000	160,000

Net cash used in investing activities	(1,904,000)	(13,402,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,000,000)	(10,000,000)
Proceeds from issuance of common stock	2,568,000	7,775,000
Treasury stock purchases	—	(5,184,000)
Dividends paid	(10,298,000)	(10,183,000)

Net cash used in financing activities	(17,730,000)	(17,592,000)

Effect of exchange rate changes on cash and cash equivalents	16,000	214,000

Increase (decrease) in cash and cash equivalents	2,630,000	(7,323,000)

Cash and cash equivalents at beginning of period	29,433,000	41,971,000

Cash and cash equivalents at end of period	$32,063,000	$34,648,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Net income	$6,362,000	$6,072,000	$17,275,000	$16,705,000

Other comprehensive income:
Equity adjustment from foreign currency translation, net of tax	(1,209,000)	(130,000)	666,000	1,339,000

Total comprehensive income	$5,153,000	$5,942,000	$17,941,000	$18,044,000